Filed pursuant to Rule 424(b)(3)
                                          relating to Registration No. 333-30799

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 1997)



                                   $2,790,000

                            COMVERSE TECHNOLOGY, INC.

               5 3/4% Convertible Subordinated Debentures due 2006
    initially convertible into 60,983 Shares of Common Stock, $.10 par value
                                        --------------

         This Prospectus Supplement and the accompanying Prospectus relate to an aggregate of $2,790,000 of 5 3/4% Convertible Subordinated Debentures due 2006 (the "Debentures") of Comverse Technology, Inc. (the "Company"), and 60,983 shares of the Company's common stock, par value $.10 per share ("Common Stock"), issuable upon conversion of the Debentures offered hereby by certain holders named herein (collectively, the "Selling Holders"). See "Selling Holders." This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated July 3, 1997 (the "Prospectus"), and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Dated:  November 6, 1998

         No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Holders. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                 --------------

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." The following table sets forth, for the calendar quarters indicated, the range of high and low closing prices for the Common Stock, as reported by Nasdaq.

                                                         Low             High
                                                         ---             ----
1995
        First Quarter...........................       $ 11.00       $ 14.63
        Second Quarter..........................         13.25         18.25
        Third Quarter...........................         17.14         23.38
        Fourth Quarter..........................         19.94         25.69

1996
        First Quarter...........................       $ 16.63       $ 25.13
        Second Quarter..........................         23.38         31.19
        Third Quarter...........................         23.75         41.38
        Fourth Quarter..........................         32.56         38.13

1997
        First Quarter...........................       $ 36.88       $ 46.38
        Second Quarter..........................         36.50         52.00
        Third Quarter...........................         45.94         53.06
        Fourth Quarter..........................         32.25         54.19

1998
        First Quarter...........................       $ 30.63       $ 49.00
        Second Quarter..........................         42.25         55.06
        Third Quarter...........................         36.63         56.94
        Fourth Quarter (through November 5, 1998)        29.94         50.63


        On November 5, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $50.13. As of October 12, 1998, there were approximately 2,688 holders of record of the Common Stock.

         The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The
Company currently intends to retain its earnings, if any, to finance the development and growth of its business. Any future determination as to the declaration and payment of dividends will be made by the Company's Board of Directors in its discretion, and will depend upon the Company's earnings, financial condition, capital requirements and other relevant factors.

                                 SELLING HOLDERS

         The Debentures were originally issued by the Company and sold by Lehman Brothers Inc. (the "Initial Purchaser"), in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Security Act) or in transactions complying with the provisions of Regulations S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

         The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, nor within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. Finally, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                     Principal Amount of         Number of
                                          Debentures             Shares of
                                      Beneficially Owned        Common Stock
Selling Holder                        and Offered Hereby   Beneficially Owned(1)
--------------                        ------------------   ---------------------

BancBoston Robertson Stephens.....         $1,075,000            --
Lehman Brothers Inc.(2)...........          1,715,000            --

----------------

(1)  Excludes shares of Common Stock issuable upon conversion of the Debentures.
(2) Lehman Brothers, Inc. has acted as manager or co-manager in offerings of securities of the Company within the past three years.


                               RECENT DEVELOPMENTS

         On January 14, 1998,  the Company  consummated a merger (the  "Merger")
with  Boston  Technology,   Inc.,  a  Delaware  corporation  ("Boston"),   in  a
transaction in which former stockholders of

Boston received an aggregate of 18,141,185 shares of the Company's Common Stock. The Merger has been accounted for as a pooling of interests and, in connection with the Merger, the Company changed its fiscal year from the calendar year to the year ending January 31.

        On June 30 and July 9, 1998, the Company issued an aggregate of $300,000,000 aggregate principal amount of its 4 1/2% Convertible Subordinated Debentures due 2005 (the "Debentures"). The Debentures are convertible, at the option of the holder, into shares of the registrant's common stock at a conversion price of $64.50. The Company intends to use the proceeds of this offering for general corporate purposes, including possible investments in, or acquisitions of, other companies, businesses, technologies or product lines.


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